News Release
Euronet Worldwide

      Corporate             For Immediate Release             Date: Dec. 9, 2004
    Headquarters

  4601 College Boulevard    Media Contact:      Misti Garffie   1-913-327-4257
        Suite 300                               mgarffie@euronetworldwide.com
Leawood, Kansas, 66211 USA  Investor Relations: IR Dept         1-913-327-4200
      1-913-327- 4200                           investor@euronetworldwide.com


             Euronet Worldwide Announces Offering Of $100 Million Of
                          Convertible Senior Debentures

LEAWOOD, KANSAS-Dec. 9, 2004-Euronet Worldwide, Inc. (Nasdaq: EEFT), a leading electronic payments provider, today announced that it plans to offer to qualified institutional buyers, pursuant to Rule 144A under the Securities Act of 1933, $100 million aggregate principal amount of Convertible Senior Debentures due 2024. Euronet also plans to grant to the initial purchaser an option to purchase up to an additional $15 million aggregate principal amount of the debentures.

The debentures will be senior unsecured obligations of Euronet and will be convertible, under certain circumstances, into common stock of Euronet. The debentures may not be redeemed by Euronet prior to December 2009. Holders of the debentures may require Euronet to repurchase some or all of the debentures in December 2009, 2014, and 2019 and upon certain specified corporate transactions.

Euronet intends to use the net proceeds of the offering to reduce approximately $54.3 million of its outstanding debt and the remainder for general corporate purposes, which may include share repurchases, acquisitions or other strategic investments. The closing of the sale of any debentures is subject to Euronet's satisfaction with the final terms, including conversion premium and coupon rate.

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The securities to be offered have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties. Such forward-looking statements include the expectations, plans or prospects for Euronet, including whether or not Euronet will offer the debentures or consummate the offering, the anticipated terms of the debentures and the offering and the anticipated use of proceeds of the offering. The statements made by Euronet are based upon management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond Euronet's control and the risk factors and other cautionary statements discussed in Euronet's filings with the U.S. Securities and Exchange Commission. Euronet does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.

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